Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated October 1, 2018 by and between Telkonet, Inc, a Utah corporation ("Telkonet" or "Company") and Richard E. Mushrush ("Executive").

WHEREAS, Telkonet desires to employ Executive and to secure for itself the experience, abilities and services of Executive in the capacity of Chief Financial Officer (CFO) of Telkonet upon the terms and conditions specified herein; and

WHEREAS, Executive desires to so provide his services to Telkonet, upon the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties, intending to be legally bound, agree as follows:

1. Duties and Scope of Employment.

(a)  Positions and Duties. Telkonet hereby employs Executive in the capacity of Chief Financial Officer (CFO) of Telkonet to perform such executive, management and administrative services and other customary duties consistent with Executive's position as a senior executive officer within the Company as set forth in the Telkonet by-laws and as Telkonet, by action of its Chief Executive Officer (CEO) and Board of Directors ("Board"), may request from time to time.

(b)  Location. Executive's place of work shall be 20800 Swenson Dr., Suite 175, Waukesha, WI 53186. The Company shall be entitled to require the Executive to travel to work at such other places as business needs require.

2. Term. The term of this Agreement (the "Term") shall commence as of October 1, 2018 and shall expire on October 1, 2020. Upon expiration this term will automatically renew for an additional twelve (12) months unless mutually agreed to otherwise or is terminated pursuant to Section 6. Automatic renewal cannot occur in two or more consecutive years.

3. Extent of Services. During the Term and any extension thereof, Executive shall devote his full time, ability, attention and efforts to the performance, to the best of his abilities, of such duties and responsibilities, as described in Section 1 above, and as the CEO shall determine, consistent therewith.

4. Compensation.

(a)  Salary. Executive shall be paid $122,000 on an annualized basis in accordance with Telkonet's normal payroll practices, and be subject to all lawfully required withholdings. The base salary may be increased, at any time, as determined by the CEO and the Board.

(b)  Sale Bonus. In recognition of Executive's service to the Company, Executive shall be eligible to receive a bonus in the event the Company is sold, subject to the terms set forth herein (the "Sale Bonus"). This Sale Bonus shall be determined based on the share price of the Company upon such sale, as follows: (i) if the shares are valued at least $0.20 per share, Executive shall receive a Sale Bonus of $20,000, (ii) if the shares are valued at $0.225 per share, a Sale Bonus of $35,000; or (iii) if the shares are valued at $0.25 per share, a Sale Bonus of $50,000. If in the event sale price exceeds $0.25 per share, Executive shall be eligible to receive the aforementioned $50,000 bonus, plus an additional $6,000 for every $0.01 above a share price of $0.25.

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(c)  Executive Participation in Telkonet Staff Benefits Plans. During the Term, Executive shall be entitled to participate in any group health programs and other benefit plans, which may be instituted from time-to-time for Telkonet employees, and for which Executive qualifies under the terms of such plans. All such benefits shall be provided on the same terms and conditions as generally apply to all other Telkonet employees under these plans and may be modified by Telkonet from time-to-time.

(d) Expenses. Executive shall be reimbursed by Telkonet for all ordinary, reasonable, customary and necessary expenses incurred by him in the performance of his duties and responsibilities. Executive agrees to prepare documentation for such expenses as may be necessary for Telkonet to comply with the applicable rules and regulations of the Internal Revenue Service and Telkonet's existing policy.

(e) Equity. Executive is eligible to participate in the Company's Employee Stock Option Plan, in accordance with the terms of such plan and awards as granted by the Compensation Committee of the Company's Board.

5. Vacation. At full pay and without any adverse effect to his compensation, provided that all other terms and conditions of this Agreement are satisfied, Executive shall be entitled to four (4) weeks of vacation for each full calendar year during the term of this Agreement. Executive agrees to schedule his vacation leave in advance upon written notice to CEO or other designated individuals. Carryover of vacation days shall be consistent with Company's existing policy.

6. Termination. This Agreement shall terminate in accordance with Section 2 of this Agreement, or upon the first to occur of any of the following events:

(a)  The death of Executive.

(b)  The mutual consent of Executive and Telkonet. Executive shall then receive (i) an amount equal to Executive's base salary for the period starting on the first day after the termination and ending upon the twelve (12) month anniversary date of the termination in accordance with the Company's payroll schedule applicable to all employees and (ii) if the Executive elects to participate, in a timely manner, in the Company's group health insurance plan in accordance with the mandates of the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA"), the Company will, pay for any applicable health insurance premiums for such COBRA coverage, for a period starting on the first day after the termination and ending upon the twelve (12) month anniversary date of the termination. If the Executive becomes eligible for similar benefits from another employer, Telkonet will reimburse Executive for the Employee's share of current employer's health insurance premium ending upon the twelve (12) month anniversary date of the termination; Should the Executive wish to continue COBRA coverage after the period of time during which the Company has agreed to pay the normal employer's share of COBRA coverage, the Executive agrees and acknowledges that he will be solely responsible for payment of any amounts required by the Company to continue health insurance coverage in accordance with COBRA. The Executive agrees to notify the Company in the event he obtains other health insurance coverage within ten (10) business days of becoming eligible for such coverage.

(c)  "Cause" exists for termination. For purposes of this Agreement, "cause" shall mean the occurrence of any of the following: (1) theft, fraud, embezzlement, or any other act of intentional dishonesty by Executive; (2) any material breach by Executive of any provision of this Agreement which breach is not cured within a reasonable time (but not to exceed fourteen (14) days) after written notification thereof to Executive by Telkonet; (3) any habitual neglect of duty or misconduct of Executive in discharging any of his duties and responsibilities under this Agreement after a written demand for performance was delivered to Executive that specifically identified the manner in which the Board believed the Executive had failed to discharge his duties and responsibilities, and the Executive failed to resume substantial performance of such duties and responsibilities on a continual basis immediately following such demand; (4) commission by Executive of a felony or any offense involving moral turpitude; or (5) any default of Executive's obligations hereunder, or any failure or refusal of Executive to comply with the policies, rules and regulations of Telkonet generally applicable to Telkonet employees, which default, failure or refusal is not cured within a reasonable time (but not to exceed fourteen (14) days) after written notification thereof to Executive by Telkonet. If cause exists for termination, Executive shall be entitled to no further compensation, except for accrued leave and vacation and except as may be required by applicable law.

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(d)  "Good reason" exists for Executive to terminate his employment with Telkonet. For purposes of this Agreement, "good reason" shall mean the occurrence of any of the following: (1) any material adverse reduction in the scope of Executive's authority or responsibilities; (2) any reduction in the amount of Executive's compensation or participation in any employee benefits; or (3) Executive's principal place of employment is actually or constructively moved to any office or other location 75 miles or more outside of the address referenced in Section 1(b). If Executive terminates his employment with Telkonet for "good reason," then, upon notice to Telkonet by Executive of such termination, Telkonet shall continue to pay Executives base salary and provide Executive with continued participation in each employee benefit plan, in accordance with the mandates of COBRA (see Section 6.(b)(ii), in which Executive participated immediately prior to the termination date for the period starting on the first day after the termination date and ending upon expiration of the Term, or if such period is less than twelve (12) months, for a period of twelve (12) months from notice.

(e) If Executive is terminated by Telkonet for any reason other than for "cause," if Telkonet fails to renew the executive's employment agreement and the 12 month autorenewal period has expired, or in the event of a Change in Control (as defined below), then Executive shall receive: (i) an amount equal to Executive's base salary for the period starting on the first day after the termination or Change in Control and ending upon the twelve (12) month anniversary date of the termination or Change in Control in accordance with the Company's payroll schedule applicable to all employees and (ii) pay for any applicable health insurance premiums, in accordance with the mandates of COBRA (see Section 6.(b)(ii), for a period starting on the first day after the termination or Change in Control and ending upon the twelve (12) month anniversary date of the termination or Change in Control. If the Executive becomes eligible for similar benefits from another employer, Telkonet will reimburse Executive for the Executive's share of current employer's health insurance premium ending upon the twelve (12) month anniversary date of the termination. For purposes of this section, "Change in Control" is defined as a sale of all or substantially all of the stock or assets of the Company.

(f) In the event of a termination under (a), (b), (c), (d) or (e) of this paragraph 6, within thirty (30) days of the separation date, Telkonet shall make a lump sum payment of any back pay, Executive loans or deferments then due and owing. Notwithstanding anything to the contrary herein, this Agreement shall not terminate or expire under (e) of this paragraph six unless and until (iii) Executive is reimbursed for any back pay, Executive loans or deferments then due and owing.

(g)  Notwithstanding anything to the contrary herein, Telkonet may not terminate the Executive under (b), (c), (d), (e) or (f) of this paragraph 6 until Executive has been successfully released from any personal guarantee's without loss to the Executive or projects for which Executive has provided a personal guarantee have been successfully completed and the affiliated bond has been released at no loss to the Executive.

(h)  If Executive's employment terminates by reason of death or disability, then (i) Executive will be entitled to receive benefits only in accordance with the Company's then applicable plans, policies, and arrangements.

(i) Separation Agreement and Release of Claims. The receipt of any severance pursuant to this Agreement will be subject to Executive signing and not revoking a separation agreement and release of claims (the "Release") in a form reasonably acceptable to the Company, which becomes effective within thirty (30) days following Executive's separation from service. The Release will provide (among other things) that Executive will not disparage the Company, its directors, or its executive officers for 12 months following the date of termination and the Company will instruct its officers and directors not to disparage the Executive. No severance pursuant to this Agreement will be paid or provided until the Release becomes effective.

(j) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

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(k) No-Inducement. In the event of a termination of Executive's employment that otherwise would entitle Executive to the receipt of severance and other benefits pursuant to this Agreement, Executive agrees that as a condition to receipt of such severance, during the 12 month period following termination of employment, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, founder or otherwise, will not, solicit, induce, or influence any person to modify their employment or consulting relationship with the Company (the "No-Inducement"). If Executive breaches the No-Inducement, all payments and benefits to which Executive otherwise may be entitled pursuant to this Section 6 will cease immediately.

7. Surrender of Books and Papers. Upon termination of this Agreement (irrespective of the time, manner, or cause of termination, be it for cause or otherwise), Executive shall immediately surrender to Telkonet all books, records, or other written papers or documents entrusted to him or which he has otherwise acquired pertaining to Telkonet and all other Telkonet property in Executive's possession, custody or control.

8. Inventions and Patents. Executive agrees that Executive will promptly, from time-to time, fully inform and disclose to Telkonet any and all ideas, concepts, copyrights, copyrightable material, developments, inventions, designs, improvements and discoveries of whatever nature that Executive may have or produced during the term of Executive's employment under this Agreement that pertain or relate to the then current business of Telkonet (the "Creations"), whether conceived by Executive alone or with others and whether or not conceived during regular working hours. All Creations shall be the exclusive property of Telkonet and shall be "works made for hire" as defined in 17 U.S.C. §101, and Telkonet shall own all rights in and to the Creations throughout the world, without payment of royalty or other consideration to Executive or anyone claiming through Executive. Executive hereby transfers and assigns to Telkonet (or its designee) all right, title and interest in and to every Creation. Executive shall assist Telkonet in obtaining patents or copyrights on all such inventions, designs, improvements and discoveries being patentable or copyrightable by Executive or Telkonet and shall execute all documents and do all things reasonably necessary (at Telkonet's sole cost and expense) to obtain letters of patent or copyright, vest Telkonet with full and exclusive title thereto, and protect the same against infringement by third parties, and such assistance shall be given by Executive, if needed, after termination of this Agreement for whatever cause or reason. Executive hereby represents and warrants that Executive has no current or future obligation with respect to the assignment or disclosure of any or all developments, inventions, designs, improvements and discoveries of whatever nature to any previous Employer, entity or other person and that Executive does not claim any rights or interest in or to any previous unpatented or uncopyrighted developments, inventions, designs, improvements or discoveries.

9. Trade Secrets, Non-Competition and Non-Solicitation.

(a) Trade Secrets. Contemporaneous with the execution of this Agreement and during the term of employment under this Agreement, Telkonet shall deliver to Executive or permit Executive to have access to and become familiar with various confidential information and trade secrets of Telkonet, including without limitation, data, production methods, customer lists, product format or developments, other information concerning the business of Telkonet and other unique processes, procedures, services and products of Telkonet, which are regularly used in the operation of the business of Telkonet (collectively, the "Confidential Information"). For purposes of the preceding sentence, information is not treated as being Confidential Information if it: (i) is or becomes generally available to the public other than by Executive in violation of this Agreement; (ii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; (iii) is independently developed by Executive outside the scope of his employment without use of Confidential Information; or (iv) is Executive's personnel information. Executive shall not disclose any of the Confidential Information that he receives from Telkonet or their clients and customers in the course of his employment with Telkonet, directly or indirectly, nor use it in any way, either during the term of this Agreement or for a period of five (5) years thereafter, except as required in the course of employment with Telkonet. Executive further acknowledges and agrees that Executive owes Telkonet, a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use. All files, records, documents, drawings, graphics, processes, specifications, equipment and similar items relating to the business of Telkonet, whether prepared by Executive or otherwise coming into Executive's possession in the course of his employment with Telkonet, shall remain the exclusive property of Telkonet and shall not be removed from the premises of Telkonet without the prior written consent of Telkonet unless removed in relation to the performance of Executive's duties under this Agreement. Any such files, records, documents, drawings, graphics, specifications, equipment and similar items, and any and all copies of such materials which have been removed from the premises of Telkonet, shall be returned by Executive to Telkonet. For purposes of this Section 9, "Telkonet" means Telkonet, Inc., including its subsidiaries and affiliates and all successors and predecessors in interest to Telkonet.

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(b) Non-Competition. Executive acknowledges that he will be provided with and have access to the Confidential Information, the unauthorized use or disclosure of which would cause irreparable injury to Telkonet, that Telkonet's willingness to enter into this Agreement is based in material part on Executive's agreement to the provisions of this Section 9(b) and that Executive's breach of the provisions of this Section would materially and irreparably damage Telkonet. In consideration for Telkonet’s disclosure of Confidential Information to Executive, Executive's access to the Confidential Information, and the salary paid to executive hereunder, Executive agrees that during the term of Executive's employment under this Agreement and for one (1) year after the termination of Executive's employment and regardless whether such termination is with or without cause, Executive shall not, directly or indirectly, either as an executive, employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, advisor or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the Restricted Business (as defined herein) in North America. "Restricted Business" means any business conducted by Telkonet at the time of separation of the Executive from Telkonet.

(c)  Reasonableness of Restrictions. Executive acknowledges that the restrictions set forth in Section 9(b) of this Agreement are reasonable in scope and necessary for the protection of the business and goodwill of Telkonet. Executive agrees that should any portion of the covenants in Section 9 be unenforceable because of the scope thereof or the period covered thereby or otherwise, the covenant shall be deemed to be reduced and limited to enable it to be enforced to the maximum extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

(d)  Injunctive Relief; Extension of Restrictive Period. In the event of a breach of any of the covenants by Executive or Telkonet contained in this Agreement, it is understood that damages will be difficult to ascertain, and either party may petition a court of law or equity for injunctive relief in addition to any other relief which Executive or Telkonet may have under the law, including but not limited to reasonable attorneys' fees.

10. Indemnification and Insurance. Executive will be covered under the Company's insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company's bylaws, Certificate of Incorporation, and standard form of Indemnification Agreement, with such insurance coverage and indemnification to be in accordance with the Company's standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

11. Miscellaneous.

(a)  This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors and assigns. Executive shall not assign any part of his rights under this Agreement without the prior written consent of Telkonet.

(b)  This Agreement contains the entire agreement and understanding between the parties and supersedes any and all prior understandings and agreements between the parties regarding Executive's employment.

(c)  No modification hereof shall be binding unless made in writing and signed by the party against whom enforcement is sought. No waiver of any provisions of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced, unless it can be shown through custom, usage or course of action.

(d)  This Agreement is executed in, and it is the intention of the parties hereto that it shall be governed by, the laws of the State of Wisconsin without giving effect to applicable conflict of laws provisions.

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(e)  The provisions of this Agreement shall be deemed to be severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(f) Any notice or communication permitted or required by this Agreement shall be in writing and shall become effective upon personal service, or service by wire transmission, which has been acknowledged by the other party as being received, or two (2) days after its mailing by certified mail, return receipt requested, postage prepaid addressed as follows:

(1)  If to Telkonet: Attn: General Counsel Telkonet, Inc. 20800, Suite 175, Swenson Dr. Waukesha, WI 53186.

(2)  If to Executive, to: Richard E. Mushrush at the last residential address known by the Company as provided by Executive in writing.

(g) Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, Telkonet and Executive have executed this Agreement as of the date first set forth above.

/s/ signature	/s/ Richard E. Mushrush

Compensation Committee	Richard E. Mushrush

10.8.18	10/1/18
Date	Date

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